Lexaria Closes $1,272,000 Financing

KELOWNA, BC--(Marketwired - Mar 21, 2014) - Lexaria Corp. (OTCQB: LXRP) (CSE: LXX) (the "Company" or "Lexaria") is pleased to announce it has closed its Private Placement financing announced on March 5 for gross proceeds of $1,272,000. The financing was originally announced for $960,000 but was expanded due to overwhelming demand.

Lexaria will issue 10,600,000 common shares at US$0.12 and 10,600,000 full warrants that expire on September 21, 2016 with an exercise price of US$0.25. The Company may accelerate the expiry date of the warrants if the stock price trades above CAD$0.40 cents for 20 consecutive days at any time after 6 months and one day has elapsed.

Officer and Directors of Lexaria participated for $48,008 in the above private placement.

“Lexaria thanks its many supporters for their rapid action to close this financing and help enable us to move our Company forward,” said President Chris Bunka. “For many years, Lexaria has been blessed with supportive shareholders who have believed in us and our efforts, and we always recognize that without their support, Lexaria would not be able to build its business and add value today.”

Finders’ fees of 816,000 restricted common shares of the Company were issued, and cash finders’ fees of $16,800 were paid to various brokers.

With this financing completed and funds settled in the bank, Lexaria will endeavor to close its first medical marijuana operations opportunity as quickly as possible. Further announcements will be made as information becomes available.

All issued shares will be subject to a hold period, for any resale into the USA under Rule 144, of six months and one day. Proceeds of the Private Placement will be used for general working capital, for general and administrative needs, and for corporate opportunities in the medical marijuana sector. The Private Placement is subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana business will provide any benefit to Lexaria and no assurance that the closed financing will deliver any net benefit to the Company.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.